UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 14, 2011
ConAgra Foods, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7275 (Commission File Number)	47-0248710 (IRS Employer Identification No.)

One ConAgra Drive Omaha, Nebraska (Address of Principal Executive Offices)	68102 (Zip Code)
Registrant’s Telephone Number, Including Area Code (402) 240-4000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On September 14, 2011, ConAgra Foods, Inc. (the “Company”), entered into a Revolving Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and a lender, Bank of America, N.A., as syndication agent and a lender, and the other financial institutions party thereto. The Credit Agreement provides for a revolving credit facility in a maximum aggregate principal amount outstanding at any one time of $1.5 billion (subject to increase to a maximum aggregate principal amount of $2.0 billion).
          The revolving credit facility provided for under the Credit Agreement replaces the Company’s revolving credit facility under that certain prior long-term revolving credit agreement (the “Prior Credit Agreement”), dated as of December 16, 2005, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and a lender, Bank of America, N.A., as syndication agent and a lender, and the other financial institutions party thereto. The maturity date of the Prior Credit Agreement was December 16, 2011. No borrowings were outstanding under the Prior Credit Agreement upon its termination.
          The revolving credit facility provided for under the Credit Agreement matures on September 14, 2016, and is unsecured. The term of the Credit Agreement may be extended for additional one-year periods on an annual basis.
          Loans (other than “bid loans”) under the revolving credit facility will bear interest at, at the Company’s election, either (a) LIBOR plus a percentage spread (ranging from 0.90% to 1.50%) based on the Company’s unsecured senior long-term indebtedness ratings or (b) the alternate base rate, described in the Credit Agreement as the greatest of (i) JPMorgan Chase’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0.0% to 0.50%) based on the Company’s unsecured senior long-term indebtedness ratings. Additionally, the Company has the right to request of the lenders (although the lenders have no obligation to provide) “bid loans” with a lower, fixed interest rate.
          The Company has agreed to pay a facility fee, payable quarterly, at rates that range from 0.10% to 0.25% (based on the Company’s unsecured long-term debt ratings), and customary administrative agent fees and fees in respect of letters of credit.
          The Credit Agreement contains customary affirmative and negative covenants for unsecured investment grade credit facilities of this type and financial covenants limiting the Company’s total funded debt and requiring a minimum fixed charge coverage ratio.
          The Credit Agreement contains events of default customary for unsecured investment grade credit facilities with corresponding grace periods. If an event of default occurs and is continuing, the lenders may terminate and/or suspend their obligations to make loans and issue letters of credit under the Credit Agreement and/or accelerate amounts due under the Credit Agreement and exercise other rights and remedies. In the case of certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.
          A copy of the Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement.
          The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
          The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits
          In reviewing the Credit Agreement included as an exhibit to this Current Report on Form 8-K, please remember it is included to provide you with information regarding its terms and is not intended to provide any other factual or disclosure information about the Company. The Credit Agreement contains representations and warranties by the Company. These representations and warranties have been made solely for the benefit of the other parties to the Credit Agreement and:
•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the Credit Agreement, which disclosures are not necessarily reflected in the Credit Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Credit Agreement or such other date or dates as may be specified in the Credit Agreement and are subject to more recent developments.
          Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found in the Company’s public filings, which are available without charge through the Securities and Exchange Commission’s website at http://www.sec.gov.

Exhibit Number	Description
10.1	Credit Agreement, dated as of September 14, 2011, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent and a lender, Bank of America, N.A., as syndication agent and a lender, and the other financial institutions party thereto.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.
By:	/s/ Scott E. Messel
	Name:	Scott E. Messel
	Title:	Senior Vice President, Treasurer and Assistant Corporate Secretary

Date: September 15, 2011

Exhibit Index

Exhibit Number	Description
10.1	Credit Agreement, dated as of September 14, 2011, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent and a lender, Bank of America, N.A., as syndication agent and a lender, and the other financial institutions party thereto.